Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 29, 2017, with respect to the statement of net assets available for benefits of the Western Container Corporation Retirement Savings Plan as of December 31, 2016 and the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2016, which report appears in the annual report on Form 11-K of the Western Container Corporation Retirement Savings Plan for the year ended December 31, 2016:

1.	Registration Statement No. 333-186949 on Form S-8, dated February 28, 2013

2.	Registration Statement No. 333-207643 on Form S-8, dated October 28, 2015

/s/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia

June 29, 2017